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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

ROCHESTER MEDICAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ROCHESTER MEDICAL CORPORATION

One Rochester Medical Drive
Stewartville, Minnesota 55976
Telephone (507) 533-9600

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JANUARY 20, 2005

     The Annual Meeting of Shareholders of Rochester Medical Corporation (the “Company”) will be held January 20, 2005, at 3:30 o’clock p.m. (Central Standard Time) in the Rochester Room, Minneapolis Hilton and Towers Hotel, 1001 Marquette Avenue, Minneapolis, Minnesota 55403 to consider and take action upon the following matters:

1. To elect five directors to serve until the next Annual Meeting of Shareholders.

2. To act upon any other business that may properly come before the meeting and any adjournment thereof.

      The Board of Directors has fixed the close of business on December 8, 2004, as the record date for the determination of the shareholders entitled to vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

ANTHONY J. CONWAY
President and Secretary

Dated: December 10, 2004

      YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO BE PERSONALLY PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

SOLICITATION AND REVOCABILITY OF PROXY
RECORD DATE AND VOTING OF SECURITIES
PROPOSAL 1: ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF MANAGEMENT
EXECUTIVE COMPENSATION AND RELATED INFORMATION
OPTION GRANTS IN FISCAL YEAR 2004
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
INDEPENDENT AUDITOR MATTERS
DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS
ADDITIONAL INFORMATION

ROCHESTER MEDICAL CORPORATION

One Rochester Medical Drive
Stewartville, Minnesota 55976
Telephone (507) 533-9600

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS
January 20, 2005

SOLICITATION AND REVOCABILITY OF PROXY

      This Proxy Statement is furnished to the shareholders of Rochester Medical Corporation (the “Company”), in connection with the solicitation by the Company’s Board of Directors of the enclosed proxy for use at the 2005 Annual Meeting of Shareholders of the Company to be held on Thursday, January 20, 2005, at 3:30 o’clock p.m. (Central Standard Time) in the Rochester Room, Minneapolis Hilton and Towers Hotel, 1001 Marquette Avenue, Minneapolis, Minnesota 55403, or at any adjournment(s) thereof (the “2005 Annual Meeting”) for the purposes set forth in the Notice of Annual Meeting of Shareholders. The persons named as proxies in the enclosed form of proxy will vote the Common Stock according to the instructions given therein or, if no instruction is given, then in favor of all nominations and Proposal 2. A person giving a proxy may revoke it before it is exercised by delivering to the Secretary of the Company a written notice terminating the proxy’s authority or by duly executing a proxy bearing a later date. A shareholder who attends the meeting need not revoke his or her proxy and vote in person unless he or she wishes to do so.

      The Company will pay expenses for solicitation of proxies. Proxies are being solicited primarily by mail, but, in addition, directors, officers and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies personally, by telephone or by special letter. So far as the management of the Company is aware, only matters described in this Proxy Statement will be acted upon at the meeting. If another matter requiring a vote of shareholders properly comes before the meeting, the persons named as proxies in the enclosed proxy form will vote on such matter according to their judgment.

      A copy of the Company’s Annual Report to Shareholders for the fiscal year ended September 30, 2004, is being furnished to each shareholder with this Proxy Statement.

      The principal executive offices of the Company are located at One Rochester Medical Drive, Stewartville, Minnesota 55976. The approximate mailing date of this Proxy Statement and the accompanying form of proxy is December 17, 2004.

RECORD DATE AND VOTING OF SECURITIES

      The Common Stock of the Company, without par value, is the only authorized voting security of the Company. Only holders of the Company’s Common Stock whose names appear of record on the Company’s books on December 8, 2004, are entitled to receive notice of, and to vote at, the 2005 Annual Meeting. At the close of business on December 8, 2004, a total of 5,451,150 shares of Common Stock were outstanding, each entitled to one vote. Holders of Common Stock do not have cumulative voting rights.

PROPOSAL 1:

ELECTION OF DIRECTORS

Nominees

      It is intended that the persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election as directors of the nominees named in the table below except as specifically directed otherwise. Each nominee has indicated a willingness to serve, but in case any nominee is not a candidate at the meeting, for reasons not now known to the Company, the proxies named in the enclosed form of proxy may vote for a substitute nominee in their discretion. Information regarding these nominees is set forth in the table below.

		Director
Name	Age	Since	Position

Anthony J. Conway	60	1988	Chairman of the Board, Chief Executive Officer, President and Secretary
Darnell L. Boehm	56	1995	Director
Peter R. Conway	50	1988	Director
Roger W. Schnobrich	74	1995	Director
Benson Smith	57	2001	Director

      Anthony J. Conway, a founder of the Company, has served as Chairman of the Board, Chief Executive Officer, President, and Secretary of the Company since May 1988, and was its Treasurer until September 1997. In addition to his duties as Chief Executive Officer, Mr. Anthony Conway actively contributes to the Company’s research and development and design activities. From 1979 to March 1988, he was President, Secretary and Treasurer of Arcon Corporation (“Arcon”), a company that he co-founded in 1979 to develop, manufacture and sell latex-based male external catheters and related medical devices. Prior to founding Arcon, Mr. Anthony Conway worked for twelve years for International Business Machines Corporation (“IBM”) in various research and development capacities. Mr. Anthony Conway is one of the named inventors on numerous patent applications that have been assigned to the Company, of which to date 19 have resulted in issued United States patents and 32 have resulted in issued foreign patents.

      Darnell L. Boehm has served as a Director of the Company since October 1995. Since 1986, Mr. Boehm has served as a Director of Aetrium, Inc., a manufacturer of electromechanical equipment for handling and testing semiconductors. From 1986 to 2000, Mr. Boehm also served as the Chief Financial Officer and Secretary of Aetrium. From August 1999 to January 2002, Mr. Boehm served as a Director of ALPNET, Inc., a supplier of multilingual information services including language translation, product localization and other services. He is also the principal of Darnell L. Boehm & Associates, a management consulting firm.

      Peter R. Conway has served as a Director of the Company since May 1988. He is a Director and the Chief Executive Officer of Halcon Corporation, a manufacturer of quality custom office furniture of which he was a co-founder in 1978. From 1979 to 1985 Mr. Peter Conway served as a director of Arcon.

      Roger W. Schnobrich has served as a director of the Company since October 1995. Mr. Schnobrich served as a partner and then of counsel with the law firm of Hinshaw & Culbertson from 1997 to September 2004. Prior to joining Hinshaw & Culbertson, Mr. Schnobrich was a partner in the law firm of Popham, Haik, Schnobrich and Kaufman Ltd. for more than five years. Since September 2004, Mr. Schnobrich has served as a principal of Waynorth, Ltd., a business consulting company.

      Benson Smith has served as a director of the Company since May 2001. Mr. Smith has been a lecturer for the Gallup organization since April 2000. Prior to joining the Gallup organization, Mr. Smith worked for several years with C.R. Bard, a company specializing in medical devices, serving most recently as President and Chief Operating Officer. In 1991, Mr. Smith was elected to the position of Group Vice President, responsible for C.R. Bard’s urological product group. He was promoted to the position of Executive Vice President in 1993 and became a member of C.R. Bard’s Board of Directors in 1994. Shortly thereafter, Mr. Smith was promoted to the position of President and Chief Operating Officer. Mr. Smith is also a director for Zoll Medical.

      Messrs. Anthony J. Conway and Peter R. Conway are brothers.

      The Board of Directors recommends that the shareholders vote FOR the nominees named above as directors of the Company for the ensuing year.

Committees

      The Board of Directors has established a Compensation Committee and an Audit Committee. The Audit Committee has oversight of the Company’s financial statements, financial reporting process, systems of internal accounting and financial controls, internal audit function, the annual independent audit of the Company’s financial statements and legal compliance. The Compensation Committee has power and authority to recommend compensation for the Company’s executive officers. Messrs. Boehm, Schnobrich and Smith are members of both the Audit Committee and the Compensation Committee. The Audit Committee met five times and the Compensation Committee met one time during the fiscal year ended September 30, 2004.

      In November 2004, the Board of Directors established a Nominating Committee, which is responsible for determining the selection criteria and qualifications of director nominees, as well as making recommendations to the Board of Directors regarding which nominees to submit for election at the next annual meeting of shareholders. Messrs. Boehm, Schnobrich and Smith are members of the Nominating Committee, and Mr. Smith serves as its chair.

Shareholder Communications with the Board of Directors

      Shareholders may communicate with the Company’s Board of Directors by sending a letter addressed to the Board of Directors or specified individual directors to: Rochester Medical Corporation, c/o Secretary, One Rochester Medical Drive, Stewartville, MN 55976. All communications will be compiled by the Secretary of the Company and submitted to the Board or the individual directors on a periodic basis.

Nominations

      The Nominating Committee determines the required selection criteria and qualifications of director nominees based upon the needs of the Company at the time nominees are considered. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s shareholders. In evaluating a candidate for nomination as a director of the Company, the Nominating Committee will consider criteria including business and financial expertise; geography; experience as a director of a public company; gender and ethnic diversity on the Board; and general criteria such as ethical standards, independent thought, practical wisdom and mature judgment. The Nominating Committee will consider these criteria for nominees identified by the Nominating Committee, by shareholders, or through some other source.

      These general criteria are subject to modification and the Nominating Committee shall be able, in the exercise of its discretion, to deviate from these general criteria from time to time, as the Nominating Committee may deem appropriate or as required by applicable laws and regulations.

      The Nominating Committee will consider qualified candidates for possible nomination that are submitted by the Company’s shareholders. Shareholders wishing to make such a submission may do so by sending the following information to the Nominating Committee c/o Secretary at One Rochester Medical Drive, Stewartville, Minnesota 55976: (1) name of the candidate and a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held.

      The Nominating Committee conducts a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information. This information is evaluated against the criteria set forth above and the Company’s specific needs at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the Company’s needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating Committee determines which nominee(s) to recommend to the Board to submit for election at the next annual meeting. The Nominating Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

Meeting Attendance

      During the fiscal year ended September 30, 2004, the Board of Directors met on two occasions.

      No director of the Company attended fewer than 75% of all board and committee meetings during the fiscal year ended September 30, 2004.

      The Company encourages, but does not require, its Board members to attend the annual meeting of shareholders. Six directors attended the Company’s 2004 Annual Meeting of Shareholders.

Compensation of Directors

      No director who is also an employee of the Company receives any separate compensation for services as a director. Each non-employee director currently receives $1,000 per meeting attended in person and $500 per meeting in which the director participates by telephone. Non-employee directors also receive reimbursement of out-of-pocket expenses incurred with respect to their duties as board or committee members.

      Non-employee directors can also each receive stock options under the Company’s 2001 Stock Incentive Plan (the “2001 Plan”). Each Grant has the following terms: (1) the exercise price is equal to the fair market value (as defined in the 2001 Plan) of the Common Stock on the date of grant; (2) the exercise price is payable upon exercise in cash or in Common Stock held at least six months, (3) the term of the option is 10 years, (4) the option is immediately exercisable and (5) the option expires if not exercised within twelve months (i) after the optionee ceases to serve as a Director or (ii) following the optionee’s death.

      Messrs. Darnell Boehm, Roger W. Schnobrich, Peter R. Conway and Benson Smith are the only non-employee Directors of the Company and therefore the only Directors eligible to receive the compensation described above. On January 2, 2004, Messrs. Boehm, Schnobrich, Smith and Peter Conway each received an option to purchase 5,000 shares of Common Stock.

Executive Officers

      In addition to its chief executive officer who also is a director of the Company, the Company employs the following executive officers:

Name	Age	Position

David A. Jonas	40	Chief Financial Officer and Treasurer
Philip J. Conway	48	Vice President, Production Technologies
Dara Lynn Horner	46	Vice President, Marketing
Martyn R. Sholtis	45	Corporate Vice President

      David A. Jonas has served as the Company’s Treasurer since November 2000 and as its Chief Financial Officer since May 2001. From June 1, 1998 until May 2001, Mr. Jonas served as the Company’s Controller. From August 1999 until October 2001, Mr. Jonas served as the Company’s Director of Operations and had principal responsibility for the Company’s operational activities. Since November 2000, Mr. Jonas has also had principal responsibility for the Company’s financial activities. Prior to joining the Company, Mr. Jonas was employed in various financial, financial management and operational management positions with Polaris Industries, Inc. from January 1989 to June 1998. Mr. Jonas holds a BS degree in Accounting from the University of Minnesota and is a certified public accountant.

      Philip J. Conway, a founder of the Company, has served as Vice President of Production Technologies of the Company since August 1999 and as a Director of the Company since May 1988. From 1988 to July 1999, Mr. Philip Conway served as Vice President of Operations of the Company. Mr. Philip Conway is responsible for plant design as well as new product and production processes, research, design and development activities. Since November 2001, he has had primary responsibility for the Company’s operational activities. From 1979 to March 1988, Mr. Philip Conway served as Plant and Production Manager of Arcon, a company that he co-founded. Prior to joining Arcon, Mr. Philip Conway was employed in a production supervisory capacity by AFC Corp., a manufacturer and fabricator of fiberglass, plastics and other composite materials. He is one of the named inventors on numerous patent applications that have been assigned to the Company, of which to date 19 have resulted in issued United States patents and 32 have resulted in issued foreign patents.

      Dara Lynn Horner joined the Company in November 1998 and serves as the Company’s Vice President of Marketing. From November 1998 until November 1999, Ms. Horner served as Marketing Director for the Company’s FemSoft Insert product line. Ms. Horner has principal responsibility for management of the Company’s marketing activities. From 1990 until joining the Company in 1998, Ms. Horner was employed by Lake Region Manufacturing, Inc., a medical device manufacturer, most recently as Marketing Director.

      Martyn R. Sholtis joined the Company in April 1992 and serves as the Company’s Corporate Vice President. Mr. Sholtis is responsible for all international and private label sales and for corporate business development activities. From 1985 to 1992 Mr. Sholtis was employed by Sherwood Medical, a company that manufactured and sold a variety of disposable medical products including urological catheters, most recently as Regional Sales Manager for the Nursing Care Division.

      The Company’s executive officers are employed pursuant to annually renewing employment agreements which continue until terminated by either the Company or the employee. Under each respective agreement, employment continues unless terminated by the employee or by the Company. Each such agreement contains confidentiality and assignment of invention provisions benefiting the Company, and the employment agreements with Messrs. Conways and Fryar also contain non-competition provisions benefiting the Company.

Change in Control Agreements

      The Compensation Committee of the Board authorized change in control agreements with Philip J. Conway, Vice President of Production Technologies, and Richard D. Fryar, formerly Vice President of Research and Development, on December 1, 1998, and with Anthony J. Conway, President and Chief Executive Officer, Dara Lynn Horner, Vice President of Marketing, David A. Jonas, Chief Financial Officer, and Martyn R. Sholtis, Corporate Vice President, on November 21, 2000. The Compensation Committee and the Board believe that the arrangements are appropriate to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction if a change in control of the Company is proposed. The Compensation Committee and the Board believe that it is important, should the Company or its shareholders receive a proposal for transfer of control of the Company, that management be able to assess and advise the Board whether such proposal would be in the best interests of the Company and its shareholders and to take such other actions regarding such proposal as the Board might determine to be appropriate, without being influenced by the uncertainties of management’s own personal situation

      The change in control agreements, which are substantially the same for each individual, provide that each employee agrees to continue employment with the Company following a Change in Control (as defined), unless such employment is terminated because of death, disability or by the employee for Good Reason (as defined). If a Change in Control occurs and the individual remains employed by the Company for twelve months following such Change in Control, then the individual will be entitled to receive a payment equal to 2.5 times such individual’s earned compensation (salary plus cash bonuses) during the 12 month period. If an individual’s employment is terminated within twelve months following a Change in Control by the Company without Cause (as defined) or by the individual for Good Reason, then the individual will be entitled to receive a payment equal to 2.5 times such individual’s earned compensation during the one year period prior to the date of the Change in Control. In either case, payments to an individual are subject to excess payment limitations, such that the amounts payable under such individual’s agreement shall be reduced until no portion of the total payments by the Company to such individual as a result of the change in control (including the value of accelerated vesting of stock options) will not be deductible solely as a result of Section 280G of the Internal Revenue Code of 1986, as amended.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table sets forth information concerning beneficial ownership of the Common Stock of the Company by each person who, to the knowledge of the Company, owned beneficially more than five percent of such stock as of November 1, 2004, except as noted below. Unless otherwise noted, shares are subject to the sole voting and investment power of the indicated person.

	Amount and Nature
Name and Address of Beneficial Owner	of Beneficial Ownership(#)	Percent of Class

Townsend Group Investments, Inc.(1)	374,042	6.9
22601 Pacific Coast Highway, Suite 200
Malibu, CA 90265
Neil Gagnon(2)	362,916	6.7
1370 Avenue of the Americas, Suite 2002
New York, NY 10019
R. Scott Asen(3)	276,225	5.1
Asen and Co.
224 East 49th Street
New York, NY 10017

(1)	We have relied upon information supplied by Townsend Group Investments, Inc. (“Townsend”) in a Schedule 13G/A filed by Townsend with the SEC on January 23, 2004, reporting beneficial ownership data as of December 31, 2003. As of that date, Townsend held sole voting and investment power with respect to 44,200 shares of Common Stock, and shared voting and investment power with respect to 329,842 shares of Common Stock.

(2)	We have relied upon information supplied by Neil Gagnon in a Schedule 13G/A filed by Neil Gagnon with the SEC on February 13, 2004, reporting beneficial ownership data as of December 31, 2003. As of that date, Mr. Gagnon held 362,539 shares of Common Stock, which amount includes (i) 75,832 shares beneficially owned by Mr. Gagnon over which he has sole voting and sole investment power; (ii) 40,985 shares beneficially owned by Lois Gagnon, Mr. Gagnon’s wife, over which Mr. Gagnon has shared voting and shared investment power; (iii) 15,990 shares held by the Lois E. and Neil E. Gagnon Foundation (the “Foundation”), of which Mr. Gagnon is a trustee and over which Mr. Gagnon has shared voting and shared investment power; (iv) 14,770 shares held by the Gagnon Family Limited Partnership (the “Partnership”) of which Mr. Gagnon is a partner and over which Mr. Gagnon has shared voting and shared investment power; (v) 11,525 shares held by the Gagnon Grandchildren Trust (the “Trust”) over which Mr. Gagnon has shared investment but no voting power; (vi) 27,791 shares held by a hedge fund (of which Mr. Gagnon is the principal) over which Mr. Gagnon has sole investment and sole voting power; and (vii) 175,646 shares held for certain customers of Gagnon Securities LLC (of which Mr. Gagnon is the Managing Member and the principal owner) over which shares Mr. Gagnon has shared investment but no voting power.

(3)	We have relied upon information supplied by R. Scott Asen in a Schedule 13G filed by Mr. Asen with the SEC on July 1, 2004, reporting beneficial ownership data as of June 25, 2004. Mr. Asen directly owns 249,725 shares of Common Stock and has sole voting and investment power with respect to these shares. Mr. Asen is the President of Asen and Co., which provides certain advisory services to accounts (the “Managed Accounts”) that own 26,500 shares of Common Stock. Mr. Asen has shared voting and investment power with respect to the shares owned by the Managed Accounts. Mr. Asen may be deemed to beneficially own the shares held by the Managed Accounts, but Mr. Asen disclaims beneficial ownership of such shares.

SECURITY OWNERSHIP OF MANAGEMENT

      The following table sets forth, as of November 1, 2004, certain information with respect to the beneficial ownership of the Common Stock of the Company by each director, each executive officer named in the “Summary Compensation Table” below and all directors and executive officers as a group. Unless otherwise noted, shares are subject to the sole voting and investment power of the indicated person.

	Amount and Nature
Name and Address of Beneficial Owner	of Beneficial Ownership(1)	Percent of Class

Anthony J. Conway(2), (3), (4)	579,150	10.4%
Peter R. Conway(3), (5)	424,104	7.7%
Philip J. Conway(2), (3), (6)	315,050	5.7%
Richard D. Fryar(2), (7)	239,750	4.3%
Darnell L. Boehm(8)	65,350	1.2%
David A. Jonas(9)	64,500	1.2%
Roger W. Schnobrich(10)	60,500	1.1%
Martyn R. Sholtis(11)	57,790	1.1%
Benson Smith(12)	39,000	*
All officers and directors as a group (10 persons)(13)	1,905,444	31.8%

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes general voting power and/or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of November 1, 2004 are deemed to be outstanding for the purpose of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.

(2)	The address of each executive officer of the Company is One Rochester Medical Drive, Stewartville, Minnesota 55976.

(3)	Messrs. Anthony J. Conway, Peter R. Conway and Philip J. Conway are brothers.

(4)	Includes 104,000 shares issuable upon exercise of currently outstanding options at prices ranging from of $4.33 to $17.25 per share. Also includes 39,300 shares held by his wife and 100 shares held by his son, as to which he disclaims beneficial ownership.

(5)	Includes 48,000 shares issuable upon exercise of currently outstanding options at prices ranging from $4.33 to $20.00 per share. Mr. Peter R. Conway’s address is Route 1, Box 1575, Chatfield, Minnesota 55923.

(6)	Includes 65,250 shares issuable upon exercise of currently outstanding options at prices ranging from $4.33 to $17.25 per share. Also includes 4,800 shares held in an IRA for the benefit of Mr. Philip J. Conway’s wife, as to which he disclaims beneficial ownership.

(7)	Includes 65,250 shares issuable upon exercise of currently outstanding options at prices ranging from $4.33 to $17.25 per share. Mr. Fryar previously served as the Company’s Vice President, Research and Development. Effective as of November 1, 2004, Mr. Fryar resigned from this position and became a part-time employee of the Company, and he no longer is an executive officer of the Company.

(8)	Includes 48,000 shares issuable upon exercise of currently outstanding options at prices ranging from $4.33 to $20.00 per share. Also includes 2,350 shares held for the benefit of minor children. Mr. Boehm’s address is 19330 Bardsley Place, Monument, Colorado 80132.

(9)	Includes 63,750 shares issuable upon exercise of currently outstanding options at prices ranging from $4.33 to $14.75 per share.

(10)	Includes 48,000 shares issuable upon exercise of currently outstanding options at prices ranging from $4.33 to $20.00 per share. Also includes 12,000 shares held in an IRA for the benefit of Mr. Schnobrich. Mr. Schnobrich’s address is 3100 Campbell Mithun Tower, Minneapolis, Minnesota 55402.

(11)	Includes 52,250 shares issuable upon exercise of currently outstanding options at prices ranging from $4.33 to $15.375 per share. Also includes 2,050 shares held indirectly by Mr. Sholtis’ mother and also includes 3,490 shares held indirectly for the benefit of his wife.

(12)	Includes 33,000 shares issuable upon exercise of currently outstanding options at prices ranging from $5.50 to $9.25 per share.

(13)	Includes 545,750 shares issuable upon exercise of currently outstanding options at prices ranging from $4.33 to $20.00.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

      Executive compensation is determined by the Board of Directors based on the recommendations of the Compensation Committee, which is composed entirely of independent, outside directors. The following information sets forth the compensation paid by the Company for services rendered during the three fiscal years ended September 30, 2004 for the Company’s Chief Executive Officer and for each of the other four most highly compensated executive officers during fiscal 2004.

SUMMARY COMPENSATION TABLE

				Long-Term
				Compensation
		Annual
		Compensation(1)		Securities
	Fiscal			Underlying	All Other
Name and Principal Position	Year	Salary	Bonus(2)	Options/SAR’s(#)	Compensation($)

Anthony J. Conway	2004	$202,967	$20,358	8,000	—
Chief Executive Officer	2003	181,438	73,465	8,000	—
and President	2002	170,661	54,707	15,000	—
Martin R. Sholtis	2004	154,379	5,488	6,000	—
Corporate Vice President	2003	140,250	48,601	5,000	—
	2002	130,031	38,127	10,000	—
Philip J. Conway	2004	142,985	10,235	6,000	—
Vice President,	2003	129,750	37,526	5,000	—
Production Technologies	2002	120,661	27,548	10,000	—
Richard D. Fryar(3)	2004	136,615	9,771	2,000	—
Vice President,	2003	126,750	36,659	5,000	—
Research and	2002	120,661	27,548	10,000	—
Development
David A. Jonas	2004	146,077	10,476	7,000	—
Chief Financial Officer	2003	128,250	37,092	5,000	—
and Treasurer	2002	120,661	27,548	10,000	—

(1)	With respect to each of the named executive officers, the aggregate amount of perquisites and other personal benefits, securities or property received was less than either $50,000 or 10% of the total annual salary and bonus reported for such named executive officer.

(2)	Annual bonus amounts are earned and accrued during the fiscal years indicated, and paid subsequent to the end of the fiscal year.

(3)	Effective as of November 1, 2004, Mr. Fryar resigned as an executive officer of the Company and currently is a part-time employee of the Company.

      The following table sets forth information with respect to options granted to the Company’s named executive officers during the fiscal year ended September 30, 2004:

OPTION GRANTS IN FISCAL YEAR 2004

						Potential Realizable
	Individual Grantee					Value at Assumed
						Annual Rates of Stock
			Percent of Total			Price Appreciation for
			Options Granted to	Exercise		Option Term(1)
	Options		Employees in	Price	Expiration
Name	Granted(#)		Fiscal Year	($/Sh)(2)	Date(3)	5%	10%

Anthony J. Conway	8,000	(3)	12%	$9.25	1/2/14	$46,538	$117,937
Chief Executive Officer and President
Martyn R. Sholtis	6,000	(3)	9%	9.25	1/2/14	34,904	88,453
Corporate Vice President
Philip J. Conway	6,000	(3)	9%	9.25	1/2/14	34,904	88,453
Vice President, Production Technologies
Richard D. Fryar	2,000	(3)	3%	9.25	1/2/14	11,635	29,484
Vice President, Research and Development
David A. Jonas	7,000	(3)	11%	9.25	1/2/14	40,721	103,195
Chief Financial Officer and Treasurer

(1)	Potential realizable value is based on an assumption that the market price of the stock appreciates at the stated rate, compounded annually, from the date of grant until the end of the ten year option term. These values are calculated based on regulations promulgated by the Securities and Exchange Commission and do not reflect the Company’s estimate of future stock price appreciation. There is no assurance that the actual stock price appreciation over the ten-year option term will be at the assumed 5% or 10% levels, or at any other defined level.

(2)	The exercise price of each option is equal to the market value of the Common Stock on the date of grant. The exercise price is payable in cash, or, at the discretion of the Stock Option Committee, in Common Stock of the Company already owned by the optionee or by promissory note acceptable to the Company.

(3)	The option vests and becomes exercisable for the option shares in four equal, successive annual installments. The option is subject to earlier termination in the event of optionee’s cessation of service with the Company.

      The following table sets forth information with respect to the value of options held by the named executive officers as of September 30, 2004 and exercised during the fiscal year ended September 30, 2004:

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR END OPTION VALUES

					Value of Unexercised
			Number of Unexercised		In-the-Money
			Options at		Options at
	Shares		September 30, 2003		September 30, 2003(1)
Name and Principal	Acquired	Value
Position	on Exercise	Realized$(2)	Exercisable	Unexercisable	Exercisable	Unexercisable

Anthony J. Conway	0	0	100,250	27,750	$166,486	$65,964
Chief Executive Officer and President
Martyn R. Sholtis	0	0	47,250	19,750	$85,265	$46,355
Corporate Vice President
Philip J. Conway	0	0	62,750	20,250	$106,598	$47,908
Vice President, Production Technologies
Richard D. Fryar	0	0	62,750	16,250	$106,598	$47,908
Vice President, Research and Development
David A. Jonas	0	0	58,750	23,250	$117,455	$57,085
Chief Financial Officer and Treasurer

(1)	An in-the-money option is an option which has an exercise price for the Common Stock which is lower than the fair market value of the Common Stock on a specified date. The fair market value of the Company’s Common Stock at September 30, 2004 was $8.98 per share.

(2)	Value realized is based on the fair market value of the Company’s Common Stock on the date of exercise minus the exercise price and does not necessarily indicate that the optionee sold such stock.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Company’s Compensation Committee (the “Committee”) was established in 1995 and is composed entirely of independent, outside members of the Company’s Board of Directors. The Committee reviews and approves each of the elements of the executive compensation program and assesses the effectiveness and competitiveness of the overall program.

      Rochester Medical’s executive compensation program is designed to accomplish several goals, including:

•	To attract, retain, and motivate employees of outstanding ability.

•	To link changes in employee compensation to individual and corporate performance.

•	To align the interests of management with the interests of the Company’s shareholders.

Key Provisions of the Executive Compensation Program

      The Company’s executive compensation program consists of three components: base salary, annual incentive bonus, and long-term incentives in the form of stock options. The program includes a strong link between pay and performance by emphasizing variable components of the program through annual incentive bonus and stock options. The annual incentive bonus is an integral part of the program, providing a means for total executive compensation to adjust from the low to middle range of compensation for comparable-sized manufacturing companies as appropriate based on the individual’s and the Company’s performance. In the past, the Company has typically paid a portion of the available annual incentive bonus to each executive, which has generally resulted in total executive compensation falling within the midrange of compensation at comparable companies.

Base Salary

      The Committee determines base salaries for executive officers on the basis of a number of factors, including an assessment of competitive compensation levels for similar-size publicly held manufacturing companies performed by an independent consulting firm, the Company’s financial condition, any changes in job responsibilities, and the performance of each executive. Executive officer base salaries generally are set to correspond to the midrange of base salaries at comparable companies.

Annual Incentive Bonus

      Executive officers are eligible to receive annual incentive compensation equivalent to a specified percentage of their salaries under the Company’s bonus plan. At the beginning of each fiscal year, the Company establishes bonus payout targets that are designed to bring the level of total annual cash compensation (base salary plus annual incentive bonus) within the competitive ranges for comparable positions at similar-size publicly held manufacturing companies. The total potential bonus for each executive is based upon performance objectives as appropriate for that executive’s area of responsibility. These objectives include financial performance of the Company and individual performance objectives. The results from the respective areas of responsibility for each executive are evaluated against financial and individual performance objectives, to determine a payout level as a percentage of the annual incentive target. In recent years, the target levels for incentive payouts have generally averaged 25-35% of the executives’ base salary. In fiscal 2004, actual bonuses ranged from 3% to 10.5% of base salary.

Long-Term Incentive (Stock Options)

      Generally, the Company awards stock options to executive officers on an annual basis. Each grant is designed to align the interests of executive officer with those of the shareholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Awards to specific employees, including the Chief Executive Officer, are made on the basis of each employee’s job responsibilities and recommendations of the executive officers of the Company concerning the individual’s contributions (both historical and potential) to the success of the Company, without regard to prior awards of stock option grants.

Compensation of Chief Executive Officer

      Mr. Conway is a founder of the Company and has served as its Chief Executive Officer and Chairman of the Board since its incorporation in 1988. Mr. Conway’s base salary and annual incentive bonus are set by the Committee using the same policies and criteria used for other executive officers. In setting Mr. Conway’s salary for fiscal 2004, the Committee considered competitive information for similar sized manufacturing companies provided by an independent compensation consultant and the Company’s financial performance. Mr. Conway is currently paid a base salary and bonus, which has been set by the Committee in the low to midrange of comparable competitive compensation data. As a result of the comparison of the Company’s performance with its targeted performance in fiscal 2004, Mr. Conway received a bonus equal to 30% of his target bonus level of 35% of base salary, which resulted in a bonus of 10.5% of base salary in fiscal 2004.

Tax Limitation

      As a result of federal tax legislation enacted in 1993, a publicly-held company such as the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. It is not expected that the compensation to be paid to the Company’s executive officers for the 2004 fiscal year will exceed the $1 million limit per officer. Compensation which qualifies as performance-based compensation will not have to be taken into account for purposes of this limitation. The Company believes the total compensation granted to its executives, including options, is less than the $1 million limit per officer and that, in any case, stock options granted to its executives qualify for the performance-based exception to the deduction limit. However, there can be no assurance that the options will so qualify. In addition, future amendments to the Company’s Stock Incentive Plan may be necessary to preserve such qualification in the future.

      The cash compensation paid to the Company’s executive officers for the fiscal 2003 year did not exceed the $1 million dollar limit per officer, nor is the cash compensation to be paid to the Company’s executive officers for the 2004 fiscal year expected to reach that level. Because it is very unlikely that the cash compensation payable to any of the Company’s executive officers in the foreseeable future will approach the $1 million dollar limitation, the Compensation Committee has decided not to take action at this time to limit or restructure the elements of cash compensation payable to the Company’s executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million dollar level.

Submitted By the Compensation Committee
of the Board of Directors

Roger W. Schnobrich
Darnell L. Boehm
Benson Smith

Stock Performance Graph

      The following graph compares the yearly percentage changes in the cumulative total shareholder return on the Company’s Common Stock with the cumulative total return on the Nasdaq Market Value Index and the Media General Financial Services Medical Instruments and Supplies Index (“MG Index”) during the five fiscal years ended September 30, 2004. The comparison assumes $100 was invested on September 30, 1999 in the Company’s Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

COMPARISON OF 5-YEAR CUMULATIVE RETURN

ASSUMES $100 INVESTED ON SEPTEMBER 30, 1999

ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING SEPT. 30, 2004

	1999	2000	2001	2002	2003	2004

Rochester Medical Corp.	100.00	63.64	48.22	61.41	116.99	93.30
Coredata	100.00	119.54	122.29	99.64	137.71	178.80
NASDAQ Market Index	100.00	136.79	56.05	45.09	69.11	73.27

      Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding Compensation Committee Report on Executive Compensation and the preceding Company Stock Performance Graph are not to be incorporated by reference into any such filings; nor are such Report or Graph to be incorporated by reference into any future filings.

Compensation Committee Interlocks and Insider Participation

      No member of the Compensation Committee is a former officer or employee of the Company or any of its subsidiaries.

AUDIT COMMITTEE REPORT

      The Audit Committee of the Board of Directors consists of three independent, non-employee directors in accordance with the applicable independence standards of The Nasdaq Stock Market. In addition, the Company’s Board of Directors has determined that Darnell L. Boehm is an audit committee financial expert, as defined by the rules of the Securities and Exchange Commission.

      The Audit Committee assists the Board of Directors in carrying out its oversight responsibilities for the Company’s financial reporting process, audit process and internal controls. The Audit Committee met six times during the past fiscal year and performed its responsibilities under an Audit Committee Charter. The Audit Committee has the sole authority to appoint, terminate or replace the Company’s independent auditors. The independent auditors report directly to the Audit Committee.

      The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2004 with management and with the independent auditors. Specifically, the Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), which includes, among other things:

•	methods used to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements.

      The Audit Committee has received the written disclosures and the letter from our independent accountants, Ernst & Young LLP, required by Independence Standards Board Standard No. 1, Independence Discussions With Audit Committees, and the Audit Committee discussed with the independent auditors the audit firm’s independence. The Audit Committee also considered whether non-audit services provided by the independent auditors during the last fiscal year were compatible with maintaining the independent auditors’ independence.

      Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2004.

Submitted By the Audit Committee
of the Board of Directors

Darnell L. Boehm
Roger W. Schnobrich
Benson Smith

COMPLIANCE WITH SECTION 16(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 2003, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were properly met.

INDEPENDENT AUDITOR MATTERS

      Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to answer appropriate questions from shareholders.

Independent Auditors Fees

      The aggregate fees billed to the Company for fiscal years 2004 and 2003 by Ernst & Young LLP, the Company’s independent auditors, are as follows:

	Fiscal 2004	Fiscal 2003

Audit Fees	$89,019	$55,100
Audit Related Fees	10,300	19,080
Tax Fees	18,155	16,050
Other Fees	—	—

Total Fees	$117,474	$90,230

      Audit Fees include audit of the Company’s financial statements for the fiscal years ended September 30, 2004 and 2003 and reviews of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q during those fiscal years. Audit Related Fees include primarily benefit plan audits. Tax Fees include primarily tax returns, advice and planning.

Audit Committee Pre-Approval Policies and Procedures

      In 2003, the Audit Committee adopted policies and procedures requiring pre-approval for audit and non-audit services to be provided by the Company’s independent auditors. The Audit Committee approved all of the services performed by Ernst & Young LLP during fiscal 2004.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

      Proposals of shareholders of the Company that are intended to be presented by such stockholders at the Company’s 2006 Annual Meeting must be received no later than August 12, 2005, in order that they may be included in the proxy statement and form of proxy relating to that meeting.

ADDITIONAL INFORMATION

      A copy of the Company’s Annual Report to Shareholders for the fiscal year ended September 30, 2004 is furnished with this Proxy Statement. A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004 as filed with the Securities and Exchange Commission is available without charge upon written request to Rochester Medical Corporation, One Rochester Medical Drive, Stewartville, MN 55976, to the attention of David A. Jonas, Chief Financial Officer.

      Please mark, sign, date and return promptly the enclosed proxy provided. The signing of a proxy will not prevent you from attending the meeting in person.

By Order of the Board of Directors

ANTHONY J. CONWAY
President

Dated: December 10, 2004

ROCHESTER MEDICAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS
Thursday, January 20, 2005
3:30 p.m. CST
Minneapolis Hilton and Towers Hotel
1001 Marquette Avenue
Minneapolis, MN 55403

Rochester Medical Corporation One Rochester Medical Drive Stewartville, MN 55976	proxy

This Proxy Is Solicited On Behalf Of The Management Of The Company

The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement dated December 10, 2004, hereby appoints Anthony J. Conway and David A. Jonas as Proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all Common Shares of Rochester Medical Corporation held of record by the undersigned on December 8, 2004, at the meeting of shareholders to be held Thursday, January 20, 2005, at the Minneapolis Hilton and Towers Hotel, 1001 Marquette Avenue, Minneapolis, Minnesota 55403, at 3:30 o’clock p.m. CST, and any adjournment(s) thereof, and, in their discretion, upon any other matters which may be brought before the meeting.

If no choice is specified, the proxy will be voted “FOR” each item.

See reverse for voting instructions.

1.	Election of Directors:	01 02 03	Darnell L. Boehm Anthony J. Conway Peter R. Conway	04 05	Roger W. Schnobrich Benson Smith	☐	Vote FOR all nominees (except as marked to the contrary)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	In their discretion, the Proxies are authorized to vote upon other business of which the Board of Directors is presently unaware and which may properly come before the meeting, and for the election of any person as a member of the Board of directors if a nominee named in the accompanying Proxy Statement is unable to serve or for good cause will not serve. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY UNDERSIGNED SHAREHOLDER, IF NO DIRECTION IS GIVEN, THIS PROXY SHALL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, AND UPON ALL OTHER MATTERS, THE PROXIES SHALL VOTE AS THEY DEEM IN THE BEST INTERESTS OF THE COMPANY.

Address Change? Mark Box	☐	Indicate changes below:

Date

Signature(s) in Box

PLEASE SIGN exactly as name appears at left. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.